UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2017

GENOCEA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36289	51-0596811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cambridge Discovery Park 100 Acorn Park Drive, 5th Floor
Cambridge, MA	02140
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 876-8191

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 28, 2017, Genocea Biosciences, Inc. (the “Company”) received a notice from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Nasdaq’s Listing Rule 5450(b)(2)(A) (the “Rule”), as the market value of the Company’s common stock has been below $50 million for 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market under the symbol “GNCA”.

The Company has 180 days, or until May 29, 2018, to achieve compliance with the minimum market value requirement. To regain compliance, the minimum market value of the Company’s common stock must meet or exceed $50 million for a minimum of ten consecutive business days during this 180- day grace period. The Company’s failure to regain compliance during this period could result in delisting. In the event that the Company does not regain compliance with the Rule prior to the expiration of the grace period, the Company expects to receive written notification that its common stock is subject to delisting, in which case the Company may either apply for listing on The NASDAQ Capital Market, provided it meets the continued listing requirements of that market, or appeal the decision to a NASDAQ Hearings Panel (the "Panel"). In the event of an appeal, the Company’s common stock would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing. The Company is currently evaluating its options for regaining compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOCEA BIOSCIENCES, INC.

By:	/s/ JONATHAN POOLE
Jonathan Poole
Chief Financial Officer
Date: December 1, 2017